FOR IMMEDIATE RELEASE                                             EXHIBIT 99.1

Media Contact: Tammy Nystuen (763) 551-7496 tammy.nystuen@selectcomfort.com	Investor Relations Contact: Frank Milano (763) 551-6908 frank.milano@selectcomfort.com

SELECT COMFORT ANNOUNCES SLOWER FOURTH QUARTER SALES
Company lowers full year earnings guidance

MINNEAPOLIS - (November 30, 2006) - Select Comfort Corporation (NASDAQ: SCSS), the nation’s leading bed retailer and creator of the Sleep Number® bed, today announced that net sales during the first eight weeks of the fourth quarter ending with the Thanksgiving weekend increased six percent and same-store sales declined nine percent compared to the prior year period. Total unit volume increased eight percent compared to the same period a year ago. Year-over-year comparisons during the holiday weekend were especially difficult due to a Nov. 29, 2005 price increase, which accelerated sales a year ago.

The company currently expects fourth quarter net sales growth and same-store sales growth to be below the low end of its long-term growth targets. Accordingly, the company is decreasing its full year earnings guidance to between $0.80 and $0.87 per diluted share.

“This quarter’s sales have been disappointing, as we’ve noted a closer correlation in our business with housing industry trends. Our sales programs and promotional offers have been consistent with prior years, and we are protecting product margins,” said Bill McLaughlin, Select Comfort chairman and chief executive officer.

McLaughlin continued, “We have a demonstrated history of looking internally for answers, not pointing to external factors. We have moved quickly to revamp our December sales

- more -

and marketing programs to drive traffic, increase referrals from our existing bed owners and enhance consumer interest through financing and other purchase incentives.

“We have historically outpaced mattress industry growth rates and we remain confident in our long-term opportunity. Although we don’t expect an immediate reversal in current trends, we do believe that we will be able to deliver our targeted long-term growth rates in 2007,” McLaughlin continued. “We are working on specific initiatives that we believe will contribute to long-term growth and business advantages in 2007 and beyond. These include work with our new creative partner, McKinney, on first quarter advertising programs, accelerating product innovation in beds and accessories, continued quality and cost initiatives, and implementation of a fully integrated SAP ERP solution that we expect to launch by early 2008.

“Although these initiatives will require at least a quarter or two to take effect, we remain committed to long-term sales growth targets of between 15 and 20 percent and earnings growth of between 20 and 25 percent,” McLaughlin said.

Underscoring the company’s confidence in its long-term prospects, management remains committed to continuing its share repurchase program. Through Friday, November 24, Select Comfort has invested $15.6 million in the fourth quarter to repurchase an additional 748,000 shares of its common stock. On a year-to-date basis, the company has invested $65.1 million to repurchase a total of 3.1 million shares. Of the $150 million board authorization announced in May 2006, $103 million remains available for additional share repurchases.

Fourth Quarter Business Update
This press release is in lieu of the company’s quarterly business update that had been scheduled for Wednesday, December 13, 2006.

About Select Comfort
Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 30 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and sleep accessories.

- more -

Select Comfort's products are sold through more than 400 company-owned retail stores located nationwide; through selected furniture retailers and specialty bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

Forward-Looking Statements
Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as general and industry economic trends; uncertainties arising from global events; consumer confidence; effectiveness of our advertising and promotional efforts; our ability to secure suitable retail locations; our ability to attract and retain qualified sales professionals and other key employees; our ability to successfully expand distribution through independent retailers; consumer acceptance of our products, product quality, innovation and brand image; our ability to continue to expand and improve our product line; industry competition; warranty expenses; risks of potential litigation; our dependence on significant suppliers, and the vulnerability of any suppliers to commodity shortages, inflationary pressures, labor negotiations, liquidity concerns or other factors; rising commodity costs; the capability of our information systems to meet our business requirements and our ability to upgrade our systems on a cost-effective basis without disruptions to our business; and increasing government regulations, including new flammability standards for the bedding industry which bring product cost pressures and will require implementation of systems and manufacturing process changes to ensure compliance. Additional information concerning these and other risks and uncertainties is contained in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, and other periodic reports filed with the SEC. The company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

# # #

(1) Top Bedding Specialists, Furniture Today, August 14, 2006.